Exhibit 99.1

Holly Energy Partners to Expand Delaware Basin Infrastructure

Dallas, TX—July 26, 2011 Holly Energy Partners (NYSE:HEP) announced two expansion projects to provide 60,000 barrels per day of additional crude pipeline take-away capacity resulting from increased Delaware Basin drilling activity in southeast New Mexico.

The first project will increase one of HEP’s existing crude oil trunk lines from 35,000 BPD to 60,000 BPD. This 35-mile pipeline transports crude oil from HEP’s extensive lease gathering system in southeast New Mexico to the HollyFrontier Corporation (NYSE:HFC) New Mexico refining facilities. The scope of the project includes the replacement of 5 miles of existing pipe with larger diameter pipe and the addition of a higher horsepower pump. Work will commence shortly and is expected to be completed during the first half of 2012.

The second project will consist of the reactivation and conversion to crude oil service a 70-mile, 8-inch petroleum products pipeline owned by HEP. Once in service this pipeline would be capable of transporting up to 35,000 BPD of crude oil from rapidly developing Delaware Basin production in the Carlsbad, New Mexico area to either a third party common carrier pipeline station for transport to major crude oil markets or to HollyFrontier’s New Mexico refining facilities. The scope of this project is in the process of being finalized. It is anticipated that this project, subject to receipt of acceptable shipper support and board approval, could also be completed during the first half of 2012.

The cost of these two projects is currently estimated at approximately $15 million.

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier Corporation, which currently owns a 34% interest (which includes a 2% general partner interest) in the Partnership. The Partnership owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Arizona, Oklahoma, Washington, Idaho and Utah. In addition, the Partnership owns a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area.

The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to successfully purchase and integrate additional operations in the future;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, Contact:

M. Neale Hickerson, Vice President, Investor Relations
Holly Energy Partners
214/871-3555